Exhibit 3.1

EXHIBIT A

TENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EARGO, INC.

1.          Name. The name of this corporation is Eargo, Inc. (the “Corporation”).

2.          Registered Office. The registered office of the Corporation in the State of Delaware is located at c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, Wilmington, New Castle County, Delaware 19807.  The name of its registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

3.          Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.          Stock. The total number of shares of stock that the Corporation shall have authority to issue is twenty-one million (21,000,000) shares of common stock, $0.001 par value per share (“Common Stock”).  Each share of Common Stock shall be entitled to one vote.

5.          Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

6.          Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”).  The size of the Board of Directors shall be determined as set forth in the bylaws of the Corporation, as in effect from time to time (the “Bylaws”).  The election of directors need not be by written ballot unless the Bylaws shall so require.

7.          Authority of Directors. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal the Bylaws made by the Board of Directors.

8.          Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of this Tenth Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.  Neither any amendment nor repeal of this paragraph 8, nor the adoption by amendment of this Tenth Amended and Restated Certificate of Incorporation of any provision inconsistent with this paragraph 8, shall eliminate or reduce the effect of this paragraph 8 in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this paragraph 8, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

9.          Indemnification.

(a)          The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(b)          The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

(c)          It is the intent that with respect to all advancement and indemnification obligations under this paragraph 9, the Corporation shall be the primary source of advancement, reimbursement and indemnification relative to any direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries).  The Corporation shall have no right to seek contribution, indemnity or other reimbursement for any of its obligations under this paragraph 9 from any such direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries).

(d)          The Corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or the terms of this Tenth Amended and Restated Certificate of Incorporation.

(e)          Neither any amendment nor repeal of this paragraph 9, nor the adoption by amendment of this Tenth Amended and Restated Certificate of Incorporation of any provision inconsistent with this paragraph 9, shall eliminate or reduce the effect of this paragraph 9 in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this paragraph 9, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

10.          Business Opportunities.  To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation.  No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.  To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph.  As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.

11.          Books of the Corporation.  The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws.

12.          Annual or Special Meetings.  If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

13.          Section 203.  The Corporation shall not be governed by Section 203 of the DGCL.